UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                     WASHINGTON, D.C. 20549
                                          FORM 5


ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check box if no longer subject to Section 16.

Form 4 or Form 5 obligations may continue. See Instructions 1(b).

( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported

1. Name and Address of Reporting Person


   Nathan Lipson
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   (Last)            (First)            (Middle)

  3775 Randall Mill Road, NW
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                     (Street)

  Atlanta              Georgia         30327
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   (City)               (State)         (Zip)


2. Issuer Name and Ticker or Trading Symbol

   HALIS, Inc. (HLIS)

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Statement for Month/Year

   December 1997

5. If Amendment, Date of Original (Month/Year)

   __________________________________________________________________

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)


   __________________________________________________________________


7. Individual or Joint/Group Reporting (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock                  9/30/  J4     128,945          (A) $1.00        --                  --     --
                               97    <F1>
Common Stock                  9/30/  C4      90,000          (A) $1.00        --                  --     --
                               97    <F2>
Common Stock                 12/17/  J4   2,706,079          (A) <F3>         2,925,024           (D)    --
                               97    <F3>
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Convertible Note         $1.00    9/30/ C4   90,000     (D) --     --     Common Stock  --    --       10,000      --   --
                                   97
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

<F1> 128,945 shares of the common stock of the Issuer were issued in exchange for indebtedness owed by the Issuer to Mr. Lipson.

<F2> Conversion of previously outstanding convertible note.

<F3> Nathan Lipson acquired his direct ownership of 2,706,079 shares of the common stock of the Issuer upon the dissolution of AUBIS, LLC (which prior to the dissolution held 9,860,889 shares of the common stock of the Issuer).

SIGNATURE OF REPORTING PERSON


/s/ Nathan Lipson                                  2/16/98
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Nathan Lipson
Signature of Reporting Person                    Date